SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 2*)


                           Armour Residential REIT, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $.001 Par Value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    042315101
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 2011
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [ ]  Rule 13d-1(b)

          [x]  Rule 13d-1(c)

          [ ]  Rule 13d-1(d)

CUSIP No. 042315101
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Brian Taylor

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [x]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     5,261,672

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     5,261,672

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,261,672

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                       [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.9%

12.  TYPE OF REPORTING PERSON

     IN

CUSIP No. 042315101
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Pine River Capital Management L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [x]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware, United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     5,261,672

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     5,261,672

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,261,672

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.9%

12.  TYPE OF REPORTING PERSON

     PN

CUSIP No. 042315101
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Nisswa Acquisition Master Fund Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]
3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     678,461

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     678,461

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     678,461

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.8%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO

CUSIP No. 042315101
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Pine River Fixed Income Master Fund Ltd.**

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]
3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,335,303

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,335,303

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,335,303

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.6%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO

CUSIP No. 042315101
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Pine River Master Fund Ltd.***

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]
3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     3,022,908

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     3,022,908

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,022,908

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     3.4%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO

-------------------------------------------------------------------------------

CUSIP No. 042315101
          ---------------------

Item 1(a).  Name of Issuer:

            Armour Residential REIT, Inc.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            3001 Ocean Drive, Suite 201
            Vero Beach, FL 32963
            --------------------------------------------------------------------

Item 2(a).  Name of Persons Filing:

            Brian Taylor
            Pine River Capital Management L.P.
            Nisswa Acquisition Master Fund Ltd.
            Pine River Fixed Income Master Fund Ltd.
            Pine River Master Fund Ltd.
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            Brian Taylor
            Pine River Capital Management L.P.
            601 Carlson Parkway
            Suite 330
            Minnetonka, MN 55305

            Nisswa Acquisition Master Fund Ltd.
            c/o Pine River Capital Management L.P.
            601 Carlson Parkway
            Suite 330
            Minnetonka, MN 55305

            Pine River Fixed Income Master Fund Ltd.
            c/o Pine River Capital Management L.P.
            601 Carlson Parkway
            Suite 330
            Minnetonka, MN 55305

            Pine River Master Fund Ltd.
            c/o Pine River Capital Management L.P.
            601 Carlson Parkway
            Suite 330
            Minnetonka, MN 55305
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            Brian Taylor - United States
            Pine River Capital Management L.P. - Delaware, United States
            Nisswa Acquisition Master Fund Ltd. - Cayman Islands
            Pine River Fixed Income Master Fund Ltd. - Cayman Islands
            Pine River Master Fund Ltd. - Cayman Islands
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock, $.001 Par Value
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            042315101
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Brian Taylor - 5,261,672
          Pine River Capital Management L.P. - 5,261,672
          Nisswa Acquisition Master Fund Ltd. - 678,461
          Pine River Fixed Income Master Fund Ltd. - 1,335,303
          Pine River Master Fund Ltd. - 3,022,908
          ----------------------------------------------------------------------

     (b)  Percent of class:

          Brian Taylor - 5.9%
          Pine River Capital Management L.P. - 5.9%
          Nisswa Acquisition Master Fund Ltd. - 0.8%
          Pine River Fixed Income Master Fund Ltd. - 1.6%
          Pine River Master Fund Ltd. - 3.4%
          ----------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:

                Brian Taylor - 0
                Pine River Capital Management L.P. - 0
                Nisswa Acquisition Master Fund Ltd. - 0
                Pine River Fixed Income Master Fund Ltd. - 0
                Pine River Master Fund Ltd. - 0

          (ii)  Shared power to vote or to direct the vote:

                Brian Taylor - 5,261,672
                Pine River Capital Management L.P. - 5,261,672
                Nisswa Acquisition Master Fund Ltd. - 678,461
                Pine River Fixed Income Master Fund Ltd. - 1,335,303 Pine River Master Fund Ltd. - 3,022,908

          (iii) Sole power to dispose or to direct the disposition of:

                Brian Taylor - 0
                Pine River Capital Management L.P. - 0
                Nisswa Acquisition Master Fund Ltd. - 0
                Pine River Fixed Income Master Fund Ltd. - 0
                Pine River Master Fund Ltd. - 0

          (iv)  Shared power to dispose or to direct the disposition of:
                Brian Taylor - 5,261,672
                Pine River Capital Management L.P. - 5,261,672
                Nisswa Acquisition Master Fund Ltd. - 678,461
                Pine River Fixed Income Master Fund Ltd. - 1,335,303 Pine River Master Fund Ltd. - 3,022,908

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [X****].
         -----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         N/A
         -----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         N/A
         -----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

         N/A
         ----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

         N/A
         -----------------------------------------------------------------------

Item 10.  Certifications.

         By signing below, each reporting person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



/s/ Brian Taylor*****
---------------------
    Brian Taylor


PINE RIVER CAPITAL MANAGEMENT L.P.*****
By: Pine River Capital Management LLC, its general partner


/s/ Brian Taylor
---------------------
By: Brian Taylor
Title:  Sole Member


Nisswa Acquisition Master Fund Ltd.*****


/s/ Brian Taylor
----------------------
By: Brian Taylor
Title:  Director


Pine River Fixed Income Master Fund Ltd.*****


/s/ Brian Taylor
----------------------
By: Brian Taylor
Title:  Director


Pine River Master Fund Ltd.*****


/s/ Brian Taylor
----------------------
By: Brian Taylor
Title:  Director


Date:  February 9, 2012


* This filing is Amendment No. 2 with respect to the following
Reporting Persons: Brian Taylor, Pine River Capital Management L.P., Nisswa Acquisition Master Fund Ltd., and
Pine River Fixed Income Master Fund Ltd.

This filing is Amendment No. 1 with respect to the following
Reporting Persons: Brian Taylor, Pine River Capital Management L.P., and Pine River Master Fund Ltd.

Brian Taylor, Pine River Capital Management L.P.,
Nisswa Acquisition Master Fund Ltd., and
Pine River Fixed Income Master Fund Ltd. made previous filings on November 6, 2009 and February 10, 2011.

Brian Taylor, Pine River Capital Management L.P., and
Pine River Master Fund Ltd. made a previous filing on April 1, 2011.

** Effective May 31, 2011, the Reporting Person changed its name from Nisswa Fixed Income Master Fund Ltd. to
Pine River Fixed Income Master Fund Ltd.

*** Effective June 30, 2011, the Reporting Person changed its name from Nisswa Master Fund Ltd. to Pine River Master Fund Ltd.

**** This applies with respect to the following Reporting Persons:
Nisswa Acquisition Master Fund Ltd.,
Pine River Fixed Income Master Fund Ltd., and Pine River Master Fund Ltd.

*****The Reporting Persons disclaim beneficial ownership in the common stock reported herein except to the extent of their pecuniary interest therein.

                                                         EXHIBIT A

                                    AGREEMENT

The undersigned agree that this Schedule 13G dated February 9,2012 relating to the Common Stock, $.001 Par Value of Armour Residential REIT, Inc. shall be filed on behalf of the undersigned.


/s/ Brian Taylor
---------------------
    Brian Taylor


PINE RIVER CAPITAL MANAGEMENT L.P.
By: Pine River Capital Management LLC, its general partner


/s/ Brian Taylor
---------------------
By: Brian Taylor
Title:  Sole Member


Nisswa Acquisition Master Fund Ltd.


/s/ Brian Taylor
---------------------
By: Brian Taylor
Title:  Director


Pine River Fixed Income Master Fund Ltd.


/s/ Brian Taylor
----------------------
By: Brian Taylor
Title:  Director


Pine River Master Fund Ltd.


/s/ Brian Taylor
----------------------
By: Brian Taylor
Title:  Director